Performance Information Schedule
                                              30 Day Yield Calculation
------------------------------------------------------------------------------

         YIELD = 2[( a - b  + 1)6 - 1]
                 ---------------------------------
                        cd

      WHERE: a = dividends and interest earned during the period.
             b = expenses accrued for the period.
             c = average daily number of shares outstanding during the period.
             d = maximum offering price per share on the last day of the period.

Holland Balanced Fund:
              a=           80,826
              b=           32,729
              c=        1,955,308
              d=            13.70

          Yield=      2.16%

                                        Performance Information Schedule

                                                  Total Return
-------------------------------------------------------------------------------



    Date of            Net             Cap.           Shares
  Distribution        Income          Gains.        Reinvested         NAV            Inception      1 Year

Holland Balanced Fund:

    10/2/95                                                           10.00            1,000.00
    10/31/95         0.00000          0.00000          0.000          10.01            1,001.00
    11/30/95         0.00000          0.00000          0.000          10.34            1,034.00
    12/31/95         0.07000          0.00000          0.667          10.50            1,057.00
    1/31/96          0.00000          0.00000          0.000          10.71            1,078.14
    2/29/96          0.00000          0.00000          0.000          10.71            1,078.14
    3/31/96          0.00000          0.00000          0.000          10.92            1,099.28
    4/30/96          0.04500          0.00000          0.409          11.09            1,120.92
    5/31/96          0.00000          0.00000          0.000          11.28            1,140.13
    6/30/96          0.00000          0.00000          0.000          11.21            1,133.05
    7/31/96          0.05000          0.00000          0.465          10.86            1,102.73
    8/31/96          0.00000          0.00000          0.000          11.13            1,130.15
    9/30/96          0.00000          0.00000          0.000          11.39            1,156.55          1,000.00
    10/31/96         0.06000          0.00000          0.522          11.65            1,189.02          1,028.08
    11/30/96         0.00000          0.00000          0.000          12.16            1,241.08          1,073.09
    12/31/96         0.08570          0.00058          0.731          11.98            1,231.47          1,064.78
    1/31/97          0.00000          0.00000          0.000          12.48            1,282.86          1,109.22
    2/28/97          0.00000          0.00000          0.000          12.47            1,281.84          1,108.33
    3/31/97          0.00000          0.00000          0.000          12.24            1,258.19          1,087.89
    4/30/97          0.05000          0.00000          0.419          12.42            1,281.89          1,108.38
    5/31/97          0.00000          0.00000          0.000          12.74            1,314.92          1,136.94
    6/30/97          0.00000          0.00000          0.000          13.12            1,354.14          1,170.85
    7/31/97          0.05000          0.00000          0.380          13.76            1,425.42          1,232.48
    8/31/97          0.00000          0.00000          0.000          13.29            1,376.73          1,190.38
    9/30/97          0.00000          0.00000          0.000          13.70            1,419.20          1,227.10
